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                                                                     EXHIBIT 5.1

                              WACHOVIA CORPORATION
                             100 NORTH MAIN STREET
                      WINSTON-SALEM, NORTH CAROLINA 27150


                               February 16, 1996


Wachovia Corporation
100 North Main Street
P. O. Box 3099
Winston-Salem, North Carolina 27150

Re:      Registration Statement on Form S-4

Gentlemen:

         I am familiar with the proceedings taken by Wachovia Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to the issuance of up to 218,870 shares of the Company's Common Stock, par value $5.00 per share (the "Shares"), pursuant to terms of the Agreement and Plan of Merger by and between the Company and The First National Bankshares of Henry County, Inc. dated as of November 22, 1995 (the "Merger Agreement").

         As counsel for the Company, I have reviewed the Registration
Statement and the Merger Agreement, and I have examined and am familiar with the records relating to the organization of the Company, including its articles of incorporation, bylaws and all amendments thereto, and the records of all proceedings taken by the Board of Directors and shareholders of the Company pertinent to the rendering of this opinion.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Sincerely,



                                        Kenneth W. McAllister